Exhibit 10.18
Non-Employee Directors’ Compensation
In fiscal 2008, non-employee directors will receive compensation as outlined in the table below:

	Compensation Rate
	Fiscal 2008
Monthly Board member retainer	$1,250
Fee per Board meeting attended	$1,250
Fee per Audit Committee meeting attended	$1,000	(1)
Fee per Compensation Committee meeting attended	$1,000	(1)
Fee per Governance Committee meeting attended	$1,000
Fee per Investment Review Committee meeting attended	$500
Annual stipend for Chairman of the Board	$4,000
Annual stipend for Audit Committee Chair	$3,000
Annual stipend for Compensation Committee Chair	$2,000

(1)	The Chairs of the Audit Committee and Compensation Committee will receive 1.5 times the meeting fee for each committee meeting to reflect the work and preparation required as chair for such meetings.
Directors who are otherwise employees of the Company do not receive any additional compensation for their service on the Board or any of its committees.